As filed with the Securities and Exchange Commission on October 24, 2005
Registration No. 333-127396

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
Amendment No. 5
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
COGDELL SPENCER INC.
(Exact Name of Registrant as Specified in its Governing Instruments)

4401 Barclay Downs Drive
Suite 300
Charlotte, North Carolina 28209-4670
(704) 940-2900
(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Frank C. Spencer
Chief Executive Officer
4401 Barclay Downs Drive
Suite 300
Charlotte, North Carolina 28209-4670
(704) 940-2900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.	Gilbert G. Menna, Esq.
Andrew S. Epstein, Esq.	Eric J. Graham, Esq.
Clifford Chance US LLP	Goodwin Procter llp
31 West 52nd Street	Exchange Place, 53 State Street
New York, New York 10019	Boston, MA 02109
(212) 878-8000	(617) 570-1000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

       The purpose of this Amendment No. 5 to the Registration Statement is solely to file certain exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.     Other Expenses of Issuance and Distribution.
      The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$17,055
NASD filing fee	30,000
NYSE listing fee	150,000
Printing and engraving fees	500,000
Legal fees and expenses	2,250,000
Accounting fees and expenses	250,000
Blue sky fees and expenses	5,000
Transfer agent and registrar fees	15,000
Miscellaneous expenses	582,945

Total	$3,800,000

Item 32.     Sales to Special Parties.
      Not applicable.
Item 33.     Recent Sales of Unregistered Securities.
      Concurrently with the closing of the offering, holders of ownership interests in our predecessor will contribute or exchange their ownership interests as follows:

•	Pursuant to separate merger, contribution and related agreements, the holders of ownership interests in our predecessor will exchange their interests in the properties and assets owned by the existing entities to us and interests in eight existing joint ventures with third parties in exchange for approximately 1,842,274 shares of our common stock and 3,838,587 OP units having an aggregate value of approximately $107,936,359; and

•	Certain other holders (none of whom are our executive officers or directors) will be paid an aggregate of approximately $36.5 million in cash for their direct or indirect interests in the properties and assets owned by the existing entities.
Item 34.     Indemnification of Directors and Officers.
      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of financial disposition of a proceeding to any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of the company. The charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.
      Maryland law requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in the right of the company or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on the directors or officers behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
      Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to the offering. See “Underwriting.”
      In addition, certain persons, including trustees of CS Business Trust I and CS Business Trust II, directors of our company, officers or employees of the operating partnership, CS Business Trust I, CS Business Trust II and our company, and other persons that CS Business Trust I and CS Business Trust II designates from time to time, are indemnified for specified liabilities and expenses pursuant to the Cogdell Spencer LP Partnership Agreement, the partnership in which we serve as a general partner through a wholly owned Maryland business trust.
Item 35.     Treatment of Proceeds from Stock Being Registered.
      None.
Item 36.     Financial Statements and Exhibits.
      (a)     Financial Statements.

Cogdell Spencer Inc.:
Unaudited Pro Forma Information:
Unaudited Pro Forma Combined Balance Sheet as of June 30, 2005	F-3
Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 2005	F-4
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2004	F-5
Notes to Unaudited Pro Forma Combined Financial Statements	F-6
Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-11
Balance Sheet as of July 5, 2005 (inception)	F-12
Notes to Balance Sheet	F-13
Cogdell Spencer Inc. Predecessor
Report of Independent Registered Public Accounting Firm	F-14
Combined Balance Sheets as of June 30, 2005 (Unaudited), December 31, 2004 and 2003	F-15
Combined Statements of Operations for the Six Months Ended June 30, 2005 and 2004 (Unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-16
Combined Statement of Changes in Predecessors’ Combined Deficit for the Six Months Ended June 30, 2005 (Unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-17
Combined Statements of Cash Flows for the Six Months Ended June 30, 2005 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-18
Notes to Combined Financial Statements	F-19
Schedule III	F-36
      (b)     Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit

1	.1**	Underwriting Agreement dated , 2005 by and among Cogdell Spencer Inc., Cogdell Spencer LP and the Underwriters named therein.
3	.1***	Articles of Amendment and Restatement of Cogdell Spencer Inc.
3	.2***	Bylaws of Cogdell Spencer Inc.
3	.3***	Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP.
3	.4***	Declaration of Trust of CS Business Trust I.
3	.5***	Declaration of Trust of CS Business Trust II.
4	.0***	Form of stock certificate.
5	.1***	Opinion of Clifford Chance US LLP.
8	.1***	Tax Opinion of Clifford Chance US LLP.
10	.1***	Form of Registration Rights Agreement, by and among Cogdell Spencer Inc. and the parties listed on Schedule I thereto.
10	.3*	2005 Long-Term Stock Incentive Plan.
10	.4*	Form of Long-Term Stock Incentive Plan Award for employees without employment agreements.
10	.5*	Cogdell Spencer Inc. Performance Bonus Plan.
10	.6*	Merger Agreement for Cogdell Spencer Inc., CS Merger Sub LLC and Cogdell Spencer Advisors, Inc. dated August 9, 2005.
10	.7***	Form of Indemnification Agreement.
10	.8*	Employment Agreement, dated October 21, 2005, by and between Cogdell Spencer Inc. and James W. Cogdell.
10	.9*	Employment Agreement, dated October 21, 2005, by and between Cogdell Spencer Inc. and Frank C. Spencer.
10	.10*	Employment Agreement, dated October 21, 2005, by and between Cogdell Spencer Inc. and Charles M. Handy.
10	.11***	Engagement letter from the Company to Realty Capital International Inc.
10	.12***	Irrevocable Exchange and Subscription Agreement by and among James W. Cogdell, Cogdell Spencer Advisors, Inc., Cogdell Spencer LP and Cogdell Spencer Inc.
10	.13***	Irrevocable Exchange and Subscription Agreement by and among Frank C. Spencer, Cogdell Spencer Advisors, Inc., Cogdell Spencer LP and Cogdell Spencer Inc.
10	.14***	Form of Irrevocable Exchange and Subscription Agreement for all holders of interests in the Existing Entities, with the exclusion of James W. Cogdell and Frank C. Spencer.

Exhibit

10	.15***	Form of Tax Protection Agreement for Existing Entities, except for Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC.
10	.16***	Form of Tax Protection Agreement for Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC.
10	.17***	Form of Transaction Agreement by and among Cogdell Spencer Inc., Cogdell Spencer LP, the applicable Existing Entity and CS Merger Sub LLC.
10	.18***	Commitment letter dated October 4, 2005, for $100,000,000 senior unsecured revolving credit facility among Cogdell Spencer Inc., Bank of America, N.A., Bank of America Securities LLC, Citigroup Global Markets Inc., and Citigroup North America, Inc.
10	.19***	Form of Cogdell Spencer, Inc. 2005 Equity Incentive Plan Restricted Stock Award Agreement.
10	.20***	Put Assignment Agreement dated August 11, 2005.
10	.21***	Form of Consent and Election Form.
10	.22*	Form of Long-Term Stock Incentive Plan Award for employees with employment agreements.
21	.1***	List of Subsidiaries of Cogdell Spencer Inc.
23	.1***	Consent of Deloitte & Touche LLP.
23	.2***	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23	.3**	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24	.1***	Power of Attorney (included on the Signature Page).
99	.1***	Consent of John R. Georgius to being named a director.
99	.2***	Consent of Richard B. Jennings to being named as a director.
99	.3***	Consent of Christopher E. Lee to being named as a director.
99	.4***	Consent of Richard C. Neugent to being named as a director.
99	.5***	Consent of Randolph D. Smoak, M.D. to being named as a director.
99	.6***	Consent of Health Forum, LLC, an American Hospital Association Company.

*	Filed herewith.

**	To be filed.

***	Previously filed.
Item 37.     Undertakings.
      (a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      (b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.
      (c)     The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, in the State of North Carolina, on this 24st day of October, 2005.

COGDELL SPENCER INC.

By:	/s/ James W. Cogdell

Name: James W. Cogdell
Title: Chairman
POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date:

/s/ James W. Cogdell James W. Cogdell	Chairman of the Board	October 24, 2005

/s/ Frank C. Spencer Frank C. Spencer	Chief Executive Officer, President and Director (Principal Executive Officer)	October 24, 2005

/s/ Charles M. Handy Charles M. Handy	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)	October 24, 2005

EXHIBIT INDEX

1	.1**	Underwriting Agreement dated , 2005 by and among Cogdell Spencer Inc., Cogdell Spencer LP and the Underwriters named therein.
3	.1***	Articles of Amendment and Restatement of Cogdell Spencer Inc.
3	.2***	Bylaws of Cogdell Spencer Inc.
3	.3***	Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP.
3	.4***	Declaration of Trust of CS Business Trust I.
3	.5***	Declaration of Trust of CS Business Trust II.
4	.0***	Form of stock certificate.
5	.1***	Opinion of Clifford Chance US LLP.
8	.1***	Tax Opinion of Clifford Chance US LLP.
10	.1***	Form of Registration Rights Agreement, by and among Cogdell Spencer Inc. and the parties listed on Schedule I thereto.
10	.3*	Form of 2005 Long-Term Stock Incentive Plan.
10	.4*	Form of Long-Term Stock Incentive Plan Award for employees without employment agreements.
10	.5*	Form of Cogdell Spencer Inc. Performance Bonus Plan.
10	.6***	Merger Agreement for Cogdell Spencer Inc., CS Merger Sub LLC and Cogdell Spencer Advisors, Inc. dated August 9, 2005.
10	.7***	Form of Indemnification Agreement.
10	.8*	Employment Agreement, dated October 21, 2005, by and between Cogdell Spencer Inc. and James W. Cogdell.
10	.9*	Employment Agreement, dated October 21, 2005, by and between Cogdell Spencer Inc. and Frank C. Spencer.
10	.10*	Employment Agreement, dated October 21, 2005, by and between Cogdell Spencer Inc. and Charles M. Handy.
10	.11***	Engagement Letter from the Company to Realty Capital International Inc.
10	.12***	Irrevocable Exchange and Subscription Agreement by and among James W. Cogdell, Cogdell Spencer Advisors, Inc., Cogdell Spencer LP and Cogdell Spencer Inc.
10	.13***	Irrevocable Exchange and Subscription Agreement by and among Frank C. Spencer, Cogdell Spencer Advisors, Inc., Cogdell Spencer LP and Cogdell Spencer Inc.
10	.14***	Form of Irrevocable Exchange and Subscription Agreement for all holders of interests in the Existing Entities, with the exclusion of James W. Cogdell and Frank C. Spencer.
10	.15***	Form of Tax Protection Agreement for Existing Entities, except for Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC.
10	.16***	Form of Tax Protection Agreement for Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC.
10	.17***	Form of Transaction Agreement by and among Cogdell Spencer Inc., Cogdell Spencer LP, the applicable Existing Entity and CS Merger Sub LLC.
10	.18***	Commitment letter dated October 4, 2005, for $100,000,000 senior unsecured revolving credit facility among Cogdell Spencer Inc., Bank of America, N.A., Bank of America Securities LLC, Citigroup Global Markets Inc., and Citigroup North America, Inc.
10	.19***	Form of Cogdell Spencer Inc. 2005 Equity Incentive Plan Restricted Stock Award Agreement.
10	.20***	Put Assignment Agreement dated August 11, 2005.
10	.21***	Form of Consent and Election Form.
10	.22*	Form of Long-Term Stock Incentive Plan Award for employees with employment agreements.
21	.1***	List of Subsidiaries of Cogdell Spencer Inc.
23	.1****	Consent of Deloitte & Touche LLP.
23	.2***	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23	.3***	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24	.1***	Power of Attorney (included on the Signature Page).
99	.1***	Consent of John R. Georgius to being named a director.
99	.2***	Consent of Richard B. Jennings to being named as a director.
99	.3***	Consent of Christopher E. Lee to being named as a director.
99	.4***	Consent of Richard C. Neugent to being named as a director.
99	.5***	Consent of Randolph D. Smoak, M.D. to being named as a director.
99	.6***	Consent of Health Forum, LLC, an American Hospital Association Company.

*	Filed herewith.

**	To be filed.

***	Previously filed.